EXHIBIT 10.52

May 20, 1988



Mr. John J. Bonasia
P.O. Box 262
Bellbrook, OH 45305

Dear John:

I am pleased to confirm your appointment to the position of Senior Vice President of Sales for Airwork Corporation of UNC Incorporated. Your annual base salary will be $110,000 effective June 27, 1988. You will also be paid an annual perquisite of $2,500.

You are eligible to participate in the UNC Incorporated 30% base Incentive Compensation Program (I.C.) if Company goals are met. Under the same program you may be eligible for a CEO discretionary I.C. award. You will be guaranteed a minimum incentive payment of $30,000 for the first year.

You will be granted 6,000 stock options upon approval of the UNC Incorporated Board of Directors.

Employee and dependent health insurance, employee life insurance and LTD coverage are available from date of hire under existing Company plans. Also, you will be eligible to participate in the 401 (K) Retirement Income Savings Plan effective July 1, 1988.

You will be eligible for reasonable costs for relocation expenses in accordance with the attached UNC Incorporated policy, except under Section 15.3, you will receive one month's base pay for miscellaneous costs of moving.

You agree within 30 days after assuming your position, as part of this Agreement, you will execute UNC's standard confidential and covenant not to compete provision when presented to you by Company Counsel.

In the event your employment is terminated by UNC Incorporated, your base salary and employee and dependent health insurance would continue to be paid for an additional 12 months from date of termination.

To confirm your Agreement, please sign and return the enclosed copy of this letter and Employee Relocation Agreement to me.

I look forward to an exciting and rewarding relationship in a promising business venture.

Sincerely,



/s/ Bob Boyne

JSS
Enclosure



Accepted:  /s/ John J. Bonasia

Date:         6/3/88